EXHIBIT 20

HIGHLIGHTS (UNAUDITED)
(Dollars in thousands, except per share amounts)


                                                 Three Months Ended March 31,                       Twelve Months Ended March 31,

                                                                       % Increase                                        % Increase
                                                  1995          1994   (Decrease)                1995          1994      (Decrease)

Revenues and sales                            $763,615      $702,424           9           $2,988,867    $2,482,062             20
Net income                                    $ 78,623      $ 71,776           9           $  278,490    $  270,747              3
Primary earnings per average
   common share outstanding                       $.41          $.38           8                $1.46         $1.43              2

Excluding net gain on exchange of assets
   write-down of assets and other:
   Net income                                 $ 78,623      $ 71,886           9           $  310,713    $  270,768             15
   Earnings per share                             $.41          $.38           8                $1.63         $1.43             14

Average common shares
   including equivalents                   190,009,000   189,560,000           -          189,530,000   188,273,000              1
Annual dividend rate per common share             $.96          $.88           9
Total assets                                                                               $4,828,974    $4,389,790             10
Telephone access lines                                                                      1,663,758     1,595,876              4
Cellular customers                                                                            520,480       322,447             61

BUSINESS SEGMENTS (UNAUDITED)
(Dollars in thousands)


                                       Three Months Ended March 31,                             Twelve Months Ended March 31,

                                                             % Increase                                                % Increase
                                       1995         1994     (Decrease)                           1995         1994    (Decrease)
REVENUES AND SALES:
  Telephone                        $302,526     $294,292             3                      $1,186,511   $1,068,011           11
  Information services              218,313      199,792             9                         880,021      719,706           22
  Product distribution              113,490      102,635            11                         447,498      380,496           18
  Cellular                           88,719       60,074            48                         315,991      204,947           54
  Other operations                   40,567       45,631           (11)                        158,846      108,902           46
    Total                          $763,615     $702,424             9                      $2,988,867   $2,482,062           20


OPERATING INCOME:
  Telephone                        $107,898     $101,559             6                      $  406,546   $  371,428            9
  Information services               27,545       29,329            (6)                        127,981      116,887            9
  Product distribution                7,135        5,389            32                          25,666       17,675           45
  Cellular                           21,464       15,124            42                          90,995       52,133           75
  Other operations                    2,368        4,649           (49)                         12,989       11,468           13
  Corporate expenses                 (4,872)      (5,773)          (16)                        (19,050)     (23,509)         (19)
    Total                          $161,538     $150,277             7                      $  645,127   $  546,082           18


CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)
(Dollars in thousands, except per share amounts)


                                                Three Months                             Twelve Months
                                               Ended March 31,                          Ended March 31,

                                               1995          1994                       1995           1994

REVENUES AND SALES                         $763,615      $702,424                 $2,988,867     $2,482,062

COSTS AND EXPENSES:
   Cost of products sold                    115,069        97,406                    439,741        348,272
   Operations                               335,790       319,633                  1,308,408      1,099,600
   Maintenance                               37,158        35,242                    153,164        134,983
   Depreciation and amortization             96,474        82,928                    375,509        291,558
   Taxes, other than income taxes            17,586        16,938                     66,918         61,567
   Total costs and expenses                 602,077       552,147                  2,343,740      1,935,980

OPERATING INCOME                            161,538       150,277                    645,127        546,082

Other income, net                             1,576        (1,282)                    (3,206)          (401)
Interest expense                            (37,132)      (31,485)                  (142,767)      (107,333)
Income before gain on exchange of
  assets, write-down of assets,
  other, and income taxes                   125,982       117,510                    499,154        438,348
Gain on exchange of assets,
  write-down of assets and other                 --            --                    (54,157)        27,390

Income before income taxes                  125,982       117,510                    444,997        465,738
Federal and state income taxes               47,359        45,624                    166,507        194,991

Net income                                   78,623        71,886                    278,490        270,747
Preferred dividends                             317           310                      1,239          1,482

Net income applicable to common shares     $ 78,306      $ 71,576                 $  277,251     $  269,265

PRIMARY EARNINGS PER SHARE:                    $.41          $.38                      $1.46          $1.43

CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
(Dollars in thousands)

                                                                Three Months                             Twelve Months
                                                               Ended March 31,                          Ended March 31,

                                                               1995          1994                       1995           1994

NET CASH PROVIDED BY OPERATING ACTIVITIES                  $168,126      $125,536                   $623,467       $541,560

CASH USED IN INVESTING:
  Additions to property, plant and equipment                140,149       109,593                    626,668        449,522
  Purchase of subsidiaries, net of cash acquired                 --            --                         --        443,000
  Additions to investments                                    9,097        (3,580)                    22,141          1,230
  Other, net                                                 10,792         5,160                     55,259         76,808

    Net cash used in investing activities                   160,038       111,173                    704,068        970,560

CASH USED (PROVIDED) IN FINANCING:
  Dividends on preferred and common stock                    45,502        41,773                    173,765        158,596
  Reductions in long-term debt                               12,858         3,119                    157,523         81,840
  Long-term debt issued                                     (27,122)      (53,448)                  (378,557)      (663,390)
  Common stock issued                                        (5,980)       (2,251)                   (20,579)        (5,809)
  Other, net                                                      3           (86)                    11,459          3,726

    Net cash used (provided) in financing activities         25,261       (10,893)                   (56,389)      (425,037)

(Decrease) increase in cash and short-term investments      (17,173)       25,256                    (24,212)        (3,963)

CASH AND SHORT-TERM INVESTMENTS:
  Beginning of period                                        26,098         7,881                     33,137         37,100

  End of period                                            $  8,925      $ 33,137                   $  8,925       $ 33,137


CONSOLIDATED BALANCE SHEETS (UNAUDITED)


ASSETS (Dollars in thousands)
                                                  March 31,       Dec. 31,       March 31,
                                                    1995           1994           1994
CURRENT ASSETS:
   Cash and short-term investments               $    8,925     $   26,098     $   33,137
   Accounts receivable                              528,430        533,244        410,775
   Materials and supplies                            29,232         24,348         26,995
   Inventories                                       90,145         94,458         74,938
   Prepaid expenses                                  24,218         14,579         17,316
   Total current assets                             680,950        692,727        563,161

Investments                                         395,830        332,748        381,375
Excess of cost over equity
   in subsidiary companies                          489,741        494,861        498,179

PROPERTY, PLANT AND EQUIPMENT:
   Telephone                                      3,783,468      3,756,894      3,566,190
   Information services                             393,811        380,182        306,035
   Cellular                                         371,285        324,258        231,775
   Other                                             30,086         25,011         22,377
   Under construction                               238,794        210,496        211,096
   Total property, plant and equipment            4,817,444      4,696,841      4,337,473
   Less accumulated depreciation                  1,792,925      1,733,610      1,623,740
   Net property, plant and equipment              3,024,519      2,963,231      2,713,733

OTHER ASSETS                                        237,934        230,311        233,342

TOTAL ASSETS                                     $4,828,974     $4,713,878     $4,389,790


LIABILITIES AND SHAREHOLDERS' EQUITY

                                                  March 31,       Dec. 31,       March 31,
                                                    1995           1994           1994
   Current maturities of long-term debt          $   46,705     $   51,676     $   48,644
   Accounts payable                                 228,466        259,723        184,323
   Advance payments and customers' deposits          63,164         57,042         62,739
   Accrued taxes                                     50,047         21,171         66,674
   Accrued dividends                                 45,252         45,158         41,701
   Other current liabilities                        149,528        170,845        181,327
   Total current liabilities                        583,162        605,615        585,408

DEFERRED CREDITS:
   Investment tax                                    29,376         31,077         36,810
   Income taxes                                     420,962        385,469        376,691
   Total deferred credits                           450,338        416,546        413,501

Long-term debt                                    1,865,445      1,846,150      1,640,433
Other liabilities                                   226,835        212,369        155,435
Preferred stock, redeemable                           7,748          7,829          8,576

SHAREHOLDERS' EQUITY
   Preferred stock                                    9,295          9,320          9,385
   Common stock                                     188,787        187,981        187,761
   Additional capital                               344,715        339,436        336,115
   Unrealized holding gain on investments           115,352         84,275        120,423
   Retained earnings                              1,037,297      1,004,357        932,753
   Total shareholders' equity                     1,695,446      1,625,369      1,586,437

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY       $4,828,974     $4,713,878     $4,389,790

To ALLTEL Stockholders:

ALLTEL Corporation recently announced its financial results for the quarter ended March 31, 1995.
         First quarter earnings were 41 cents per share, compared with 38 cents per share a year ago, an 8 percent increase. Net income for the first quarter of 1995 was $78,623,000, compared with $71,886,000 in the first quarter of 1994, an increase of 9 percent. Revenues and sales were $763,615,000, up 9 percent from $702,424,000 in the corresponding quarter of 1994.
         Earnings per share for the 12 months ended March 31, 1995 were $1.46, compared with $1.43 a year ago, while net income was $278,490,000, compared with $270,747,000 in the year-ago period. Revenues and sales were $2,988,867,000, compared with $2,482,062,000 in 1994.
         The rolling 12-month results reflect the 1994 fourth quarter after-tax write-down of $32 million on certain assets of the Company's information services subsidiary. Excluding the write-down, net income from operations for the rolling 12 months increased 15 percent to $310,713,000, while earnings per share increased 14 percent to $1.63.
         Telephone, which produced solid increases again this quarter, continues to benefit from steady access line growth and focused cost control efforts.
         As expected, information services results reflect the effect of continued consolidation in the financial industry, as well as the uneven flow of new contracts. The booking of new software sales was particularly light during the first quarter, which affected margins.
         Cellular again generated strong growth in customers. While this has positive implications for future earnings, selling costs associated with aggressive marketing efforts had a softening effect on margins in the first quarter.

ALLTEL Mobile Reaches 500,000 Customers

         ALLTEL Mobile recently achieved a milestone, becoming one of approximately 15 cellular carriers in the United States to reach the half-millionth customer mark. Since ALLTEL Mobile began providing cellular service in 1985, its growth has been exceptional. In 1994 alone, ALLTEL Mobile added more than 190,000 new customers - a number that exceeded the company's total number of customers in its first eight years of business.

1995 Stockholders Meeting Results

At ALLTEL's annual stockholders meeting held April 20 in Little Rock, Arkansas, Lawrence L. Gellerstedt III, Emon A. Mahony Jr. and Ronald Townsend were elected directors to the class whose term will expire in 1998. Stockholders also re-elected Arthur Andersen LLP independent auditors for the 1995 fiscal year.
         In addition, George C. McConnaughey and Philip F. Searle retired from the Company's Board of Directors.
         Searle joined ALLTEL's board in 1961. McConnaughey had been a director since 1966. In their three decades of service, the stockholders benefited greatly from their business counsel.

ALLTEL Names New Board Members

Michael D. Andreas, vice chairman and executive vice president of Archer Daniels Midland Company in Decatur, Illinois, and Josie Natori, president of The Natori Company of New York City, have been elected to ALLTEL's Board of Directors.
         Andreas, 46, also serves on the board of directors of Toepfer International of Hamburg, Germany, and Golden Peanut Company of Atlanta.
         Natori, 47, serves on the boards of a number of organizations, including Manhattanville College, the Educational Foundation of Fashion Industries, the Philippine American Foundation, the Dreyfus Third Century Foundation and Calyx & Corolla.

Board Declares Regular Quarterly Dividends

ALLTEL Corporation's Board of Directors declared regular quarterly dividends on the Company's common stock. The 24 cent dividend is payable July 3, 1995 to stockholders of record as of June 12, 1995.
         Regular quarterly dividends were also declared on all series of the Company's preferred stock. Preferred dividends are payable on June 15, 1995 to stockholders of record as of May 26, 1995.


/s/ Joe Ford
Joe T. Ford,
Chairman, President and Chief Executive Officer
April 20, 1995